EXHIBIT 10.1

Boston Scientific Corporation
One Boston Scientific Place
Natick, MA 01760-1537

September 6, 2011
Michael F. Mahoney
324 Rumstick Road
Barrington, RI 02806

Dear Michael:
On behalf of Boston Scientific Corporation (“Boston Scientific” or the “Company”), we are very pleased to offer you employment on the terms and conditions set forth in this letter (the “Letter”). Your initial position of employment with Boston Scientific, commencing on September 21, 2011 or such other date as we may mutually agree (the “Hire Date”) will be as President, Boston Scientific, reporting to our Chief Executive Officer. In that position your duties and responsibilities shall be subject to the terms of the protocol attached hereto as Appendix A (the “Protocol”). At such time as we in good faith determine that the provisions of the Protocol are no longer applicable, you will assume the position of President and Chief Executive Officer of Boston Scientific, reporting to our Board of Directors (“Board”). You will be appointed as a member of the Company's management Executive Committee at the earliest opportunity as is consistent with the Protocol, as determined by the Company in good faith, and in all events not later than the date you assume the position of President and Chief Executive Officer. We look forward to a productive and successful working relationship and to your acceptance of this offer of employment.
In connection with your employment, we have attached an Agreement Concerning Employment (the “Employee Agreement”) hereto as Exhibit A and our Code of Conduct which summarize certain of the terms and conditions of your employment and the obligations of the Company and you.
This Letter constitutes an irrevocable offer, which is effective immediately, and open for your acceptance until the Hire Date at 5:00 p.m. (Eastern Time); provided, however, that this Letter shall be subject to the following conditions and shall immediately lapse prior to such time upon the earliest to occur of (i) your death or disability, (ii) your criminal or civil conviction, or a plea of nolo contendere or your commission of any act or omission that would constitute a felony, (iii) actions taken by you that would otherwise constitute a material breach of this Letter if you were deemed to have accepted this Letter, or (iv) your rejection of this Letter (each such condition under clauses (i) through (iv) being a “Lapse Condition”). It shall be a condition of this Letter that any acceptance by you of this Letter must be communicated in writing to the Chief Executive Officer of Boston Scientific and shall become effective upon receipt by the Company (to be delivered c/o the General Counsel).
The existence of this Letter and the matters contemplated hereby are to be treated in the strictest confidence and, except as may be required by applicable law, should not be disclosed by you to any person whatsoever (other than your representatives who need to know such information and have been apprised of, and agreed to, its confidential nature) without the Company's prior written consent; provided that you are authorized to inform your current employer that you have been offered a position with the Company.
During the period commencing upon your receipt of this Letter and ending on the Hire Date you shall not be deemed an employee of the Company in any capacity and you shall not owe the Company or any of its affiliates any duty as an employee, shall not be required or requested to provide any services to the Company or its affiliates and shall not take any action which in any manner conflicts with or breaches any of your obligations or duty owed to any employer.
SIGN-ON BONUS
Boston Scientific will provide you with a lump-sum cash sign-on bonus of $1,500,000 (less applicable withholding taxes), which will be paid at the time of your first paycheck (the “Initial Sign-On Bonus”). Except as otherwise set forth in this Letter, you must be employed by Boston Scientific to receive the Initial Sign-On Bonus. If you should leave Boston Scientific voluntarily prior to the first anniversary of your start date, you will be required to pay back the Initial Sign-On Bonus within 30 days of your departure.
In addition, Boston Scientific will provide you with a lump sum cash sign-on bonus of $750,000 (less applicable taxes), within 30 days following your promotion to President and Chief Executive Officer of Boston Scientific (the “CEO Sign-On Bonus”). You must be employed by Boston Scientific to receive the CEO Sign-On Bonus. If you should leave Boston Scientific voluntarily prior to the first anniversary of your promotion to President and Chief Executive Officer, you will be required to pay back the CEO-Sign On Bonus within 30 days of your departure.
BASE SALARY
Your base salary will initially be $34,615.39, payable bi-weekly, which is $900,000 on an annualized basis. Your next base salary review will be in February 2012 during the normal annual executive review process. Thereafter, your performance and compensation will be reviewed in the normal course, on an annual basis starting with the annual review process.
PERFORMANCE INCENTIVE PLAN
The Performance Incentive Plan (PIP) provides employees with the opportunity for a variable financial incentive in recognition of individual and Company performance in a given year. You are eligible to participate in the annual PIP (as in effect from time to time) beginning this year and you will be eligible to receive a prorated bonus amount at the funded target for 2011, based on the Company's achievement of corporate performance goals. Per the current plan, your annual target incentive is 120% of base salary. Starting with the 2012 annual PIP, your actual award will be based on your achievement of individual goals and the Company's achievement of corporate performance goals, and may be at, less than or greater than such target amount, and will be paid out by March 15th of the year following the Boston Scientific performance year. The Boston Scientific performance year currently runs from January 1st through December 31st of each year. Under the current plan, you must be an active employee on the date of payment to receive any award pay-out under the plan.
DEFERRED BONUS PROGRAM
You will be eligible to participate in the Boston Scientific Corporation Deferred Bonus Plan (as in effect from time to time). This plan allows you to save additional tax-deferred money for your future by deferring a portion of your annual bonus awarded under the PIP. Specifically, under the plan, on an annual basis, you can elect to defer up to 75% of the PIP bonus awarded to you starting with the 2012 or any subsequent year.
LONG TERM INCENTIVE PROGRAM
New Hire Equity Grant
As part of this offer the Compensation Committee has determined that you be granted effective on the first trading day of the month following the Hire Date, an equity incentive in the form of Deferred Stock Units having a total value of $9,532,570 on the effective date of grant, in accordance with the form of award agreement attached hereto as Exhibit B (“New Hire DSUs”). The award will be made pursuant to the 2011 Boston Scientific Long Term Incentive Plan.
2012 Annual Equity Grant
As part of this offer the Compensation Committee has determined that during the normal annual executive review process you will be granted an equity award having a total value of $7,200,000 on the effective date of grant (“2012 Annual Equity Grant”). This award is inclusive of Boston Scientific annual equity to be granted to you under the 2012 Long Term Incentive Program. The total award will consist of $3,600,000 in Non-Qualified Stock Options (50% of total grant), $1,800,000 in Deferred Stock Units (DSUs) (25% of total grant) and $1,800,000 in Performance Share Units (PSUs) (25% of total grant). These awards will be made pursuant to the 2011 Boston Scientific Long Term Incentive Plan.  Our Long Term Incentive Plans are designed to share the rewards of the business with individuals who most significantly contribute to the achievement of the Company's strategic and operating goals. The effective date of grant will be the date on which 2012 long-term incentive awards are made to senior executives of Boston Scientific generally under the 2012 Long Term Incentive Program, which under our policies is generally on the date of approval or the first open trading day following the date of approval, should the date of grant be in a closed trading window. Thereafter, your performance and entitlement to long term incentive compensation grants will be reviewed in the normal course, on an annual basis starting with the annual review process in 2013.
DEFERRED STOCK UNITS
An award of Deferred Stock Units reflects Boston Scientific's commitment to grant to you a number of shares of Boston Scientific common stock (less applicable tax and other withholdings), to be issued to you in five equal annual increments beginning on the first anniversary of the date of the grant.  The number of DSUs to be awarded will be calculated using the Fair Market Value (closing price) of Boston Scientific common stock on the effective date of grant. This award is also subject to all provisions of the 2011 Long Term Incentive Plan and Deferred Stock Unit Agreement.  In accordance with the 2011 Long Term Incentive Plan, Deferred Stock Unit Agreement, and your Change in Control Agreement (described below), as applicable, upon your Retirement, Disability, death or a Change in Control of Boston Scientific (as those terms are defined in the 2011 Long Term Incentive Plan or Change in Control Agreement, as applicable), we will issue to you or your beneficiary (as the case may be), any shares of Boston Scientific stock to be awarded to you under your DSU grants described in this offer that remain subject to eligibility conditions. In the event of any inconsistency between this section and the section captioned “New Hire Equity Grant” with respect to the New Hire DSUs, the section captioned “New Hire Equity Grant” will control.
NON-QUALIFIED STOCK OPTIONS
The option grant will provide you with the opportunity to purchase shares of Boston Scientific common stock.  The number of stock options will be calculated using a Black Scholes calculation of the value of the options on the effective date of grant.  The exercise price will be equal to the Fair Market Value (closing price) of Boston Scientific common stock on the effective date of grant. The option grant will vest in four equal annual installments beginning on the first anniversary of the date of grant and will expire on the 10th anniversary of the grant date.  The option grant will be subject to the provisions of the 2011 Long Term Incentive Plan and Non-Qualified Stock Option Agreement.  In accordance with the 2011 Long Term Incentive Plan, Non-Qualified Stock Option Agreement and your Change in Control Agreement, as applicable, any unvested stock options will accelerate upon your Retirement, Disability, death or a Change in Control of Boston Scientific (as those terms are defined in the 2011 Long Term Incentive Plan or Change in Control Agreement, as applicable) and in those scenarios would remain exercisable until the expiration of the stated term of the stock option.
PERFORMANCE SHARE PROGRAM (PSP) AWARD
The PSP award reflects Boston Scientific's commitment to grant to you a number of shares of Boston Scientific common stock (less applicable tax and other withholdings), subject to certain performance, eligibility and other conditions, and will fully vest at the end of a three year period beginning on the effective date of the grant.  The target number of Performance Share Units (PSU) to be awarded to you will be calculated using the Fair Market Value (closing price) of Boston Scientific common stock on the effective date of grant. The actual number of shares delivered to you at the end of the vesting period will be based on Boston Scientific's stock performance over the three year period as compared to the S&P HealthCare Index and in accordance therewith may be earned at less than, at or greater than the target number of shares awarded. This award is also subject to all provisions of the 2011 Long Term Incentive Plan, the Performance Share Program and the Performance Share Unit Award Agreement.  In accordance with the 2011 Long Term Incentive Plan, Performance Share Program, Performance Share Unit Award Agreement and your Change in Control Agreement, as applicable, upon your Retirement, Disability, or death (as those terms are defined in the 2011 Long Term Incentive Plan, Performance Share Program and Change in Control Agreement, as applicable), we will issue to you or your beneficiary (as the case may be), the number of shares of Boston Scientific stock in accordance with the terms set forth in the Performance Share Program and the Change in Control Agreement, as applicable.
BENEFITS

Enclosed is descriptive literature regarding Boston Scientific's current benefit programs.  You should review this information prior to your start date so you are prepared to enroll within your first 31 days of employment.  Please understand that the Company reserves the right to unilaterally amend or terminate any of these programs, or to require or change employee premium contributions toward any benefits.

EXECUTIVE RETIREMENT PLAN
As a member of the Executive Committee, you will be eligible to participate in the Boston Scientific Executive Retirement Plan in accordance with its terms. As a member of the Executive Committee, if you “Retire” from Boston Scientific (as that term is defined in our Executive Retirement Plan), you may be eligible to receive certain benefits provided in that plan, including a lump sum payment equal to 2.5 months of base salary times your years of service, subject to a maximum benefit of 36 months. A copy of Boston Scientific's Executive Retirement Plan is attached for your information.
BOSTON SCIENTIFIC CHANGE IN CONTROL AND INDEMNIFICATION AGREEMENTS
Boston Scientific provides Change in Control and indemnification agreements to its key executives. In general, the Change in Control agreement entitles you as a member of our Executive Committee to a lump sum payment of three times your base salary and assumed on-plan incentive bonus if either your employment is terminated (other than for cause) or if your duties are diminished following a change in control of Boston Scientific. Indemnification by Boston Scientific is also extended to key executives for liability arising in the proper performance of one's responsibilities as an executive officer of Boston Scientific. A form of each agreement has been provided to you and shall be executed and effective on your first day of employment.
AIRCRAFT
Boston Scientific will provide you with reasonable and customary personal use of corporate-owned aircraft up to $100,000 per calendar year in aggregate incremental cost to the Company, including standard annual vacations or other personal use as agreed upon, all in accordance with the Company's policies in effect from time to time. All personal use of aircraft will result in imputed income based on U.S. Department of Transportation SIFL rates as required by law, and you will not be reimbursed for any taxes resulting from such imputed income.
RELOCATION
With this offer, you will be eligible for the Tier 5, Executive Officer Relocation Policy (for which purpose, all senior management approvals thereunder have been granted). In addition, for so long as you are employed by Boston Scientific, and to the extent that you have not been promoted to the position of President and Chief Executive Officer after the Hire Date, Boston Scientific will provide you with temporary housing in the Boston Area for up to eighteen months following the Hire Date.
SEVERANCE RELATED TO POSITION
If (x) prior to a “Change in Control” (as defined in the Change in Control Agreement) your employment is involuntarily terminated by the Company (except for “cause” (as defined in Section 4a.(4)(C) of the Company's 2011 Long Term Incentive Plan), or conduct constituting a material act of misconduct in connection with the performance of your duties which upon written notice to you has not been cured within seven (7) days thereafter (to the extent reasonably curable), or as a result of your death or disability) before you have been appointed President and Chief Executive Officer of the Company, or (y) prior to a “Change in Control”, you terminate your employment for “Good Reason” (as defined below): (a) your New Hire DSU's will immediately vest 100% and be delivered to you minus the shares withheld to cover your applicable taxes; provided that, if the New Hire DSUs had not yet then been granted to you, you will receive a lump sum cash payment in the amount of $9,532,570, less applicable withholding taxes); (b) your 2012 Annual Equity Grant will vest in the following manner: (1) Non-Qualified Stock Options will immediately vest 100% and will be exercisable for the remaining term of the grant, (2) DSU's will immediately vest 100% and be delivered to you minus the shares to cover your applicable taxes, and (3) in the event that the triggering event occurs (i) prior to the end of the first performance period, then the PSUs will be immediately forfeited and you will be entitled to receive a cash payment of $900,000, representing 50% of the value of PSU grant date value or (ii) after the end of the first performance period, the PSU's will vest pro-rata based on the results of the applicable performance period(s); (c) you will be entitled to receive a lump sum cash severance payment in an amount equal to two (2) times the sum of your then-prevailing annual base salary plus your target bonus; and (d) to the extent unpaid, you will be paid your Initial Sign-On Bonus.
If your employment is involuntarily terminated by the Company (except for “cause” as defined in the paragraph immediately above, conduct constituting a material act of misconduct in connection with the performance of your duties which upon written notice to you has not been cured within seven (7) days thereafter (to the extent reasonably curable), or as a result of your death or disability) at any time after your appointment as President and Chief Executive Officer, you will be subject to the Company's severance policies applicable to its senior executive team members, except that your New Hire DSU's to the extent unvested will immediately vest 100% and be delivered to you minus the shares withheld to cover your applicable taxes.
Notwithstanding the foregoing, in the event of a Change in Control after the Hire Date, you shall be entitled only to the payments and benefits provided for under your Change in Control Agreement in the event of your termination by the Company or your resignation for “good reason” as provided for under such agreement, and the Company shall not have any obligation to make any of the payments provided for in this section.
For purposes of this Letter:
“Good Reason” shall mean (i) the failure of the Company to appoint you as President and Chief Executive Officer on or before March 21, 2013 or (ii) the appointment by the Company of any individual to the position of Chief Executive Officer on or before March 21, 2013 on other than an interim basis.
To the extent that either (i) the Company is not able to ensure that the terms of this Letter remain outstanding prior to your acceptance, (ii) the Company determines that you are not able to commence employment as of the Hire Date, (iii) the Company determines to cease your active employment after you have commenced employment, or (iv) you are otherwise precluded from commencing such employment, in each case for any reason other than a Lapse Condition and conditioned on your compliance with the terms of this Letter and the Employee Agreement and the absence of conduct that would constitute “cause” hereunder, the Company shall (i) continue to pay you the base salary and PIP (or cash equivalent thereof) provided for in this Letter, (ii) continue to provide you with all benefits provided for in this Letter to the extent while otherwise actively employed you would be eligible for such benefit coverage and to the extent otherwise reasonably practicable (provided that the failure to provide for such benefit coverage or the abridgement of such benefit coverage is not materially adverse to you), and (iii) grant to you and continue all incentive awards to the extent otherwise reasonably practicable (provided that the failure to grant such awards or any abridgement of such awards is not materially adverse to you), and otherwise perform the Company's obligations to you under this Letter as if you were employed and fully engaged in your duties, subject to the Company's authority to terminate this Letter at any time thereafter treating you as though you were employed and immediately terminated by the Company without “cause” (other than in the case of death or disability) under this “Severance Related to Position” section.
All payments, benefits and amounts due you under this section shall be conditioned upon your execution and delivery of a general release in favor of Boston Scientific, in the form attached hereto as Exhibit C. All rights and obligations under this section shall inure to the benefit of your heirs, executors and administrators.
LEGAL CONTRACT WORK
You will be provided reimbursement up to $90,000 for any legal work pertaining to your employment contract.
TAX WITHHOLDING
All amounts of compensation hereunder shall be subject to withholding for applicable income and employment taxes and all Boston Scientific polices related to withholding and deductions.
BACKGROUND VERIFICATION AND WORK AUTHORIZATION
A background verification establishing that you have not been convicted of, or plead guilty or nolo contendere with respect to, any felony, been the subject of an SEC order or action barring you from serving as the CEO of a public company or been the subject of an FDA disbarment action (collectively, a “Disqualifying Event”) shall be a condition to this letter. To comply with the Immigration Reform Control Act of 1986, the Company is required to determine your eligibility for work in the United States.  Therefore, on your first day of employment you will be required to provide documentation to establish your identity and work authorization status.
The Executive represents and warrants that he has not been, and is not currently, the subject of any Disqualifying Event.
EMPLOYMENT AT WILL
Upon acceptance of this offer you will remain an "at will" employee of Boston Scientific. This means that you will be free to resign at any time. Likewise, Boston Scientific will have the right to terminate your employment at any time with or without reason or notice. In each such case, such resignation or termination shall be subject to the terms of this Letter. Acceptance of this offer acknowledges your understanding and acceptance of the "at will" nature of your employment.
PRIOR EMPLOYMENT
By acceptance of this offer, you agree that (1) no proprietary or confidential information, trade secret, copyright or any other intellectual property information belonging to any of your previous employers will be disclosed or used by you during the period of your employment with Boston Scientific, and that no such information in any tangible or electronic form of documents, memoranda, software, drawings, etc. will be retained by you or brought with you to Boston Scientific other than those items explicitly permitted by your previous employers (if any), (2) you have brought to Boston Scientific's attention and provided it with copies of or accurate descriptions of all agreements, covenants or other restrictions, whether in your possession or with respect to which you should have reasonably been aware (taking into account your position and tenure) which may adversely impact your future employment at Boston Scientific under this Letter including, without limitation, non-disclosure, non-competition, non-solicitation, invention assignment agreements or agreements containing future work restrictions, and (3) you will cooperate fully with Boston Scientific and comply with any and all procedures or measures implemented, or given effect, by Boston Scientific for purposes of preventing any unauthorized disclosure or use by you of any proprietary or confidential information belonging to any of your previous employers or otherwise violating any legally enforceable provision of any agreements with any of your prior employers and relating to your post-termination activities. Sub-clause (2) above shall apply only to any such agreement, covenant or restriction referenced thereunder that is not otherwise provided to Boston Scientific and that results in your being bound by court order or settlement to restrictions on your employment with Boston Scientific that (x) are of longer duration or (y) are of a broader scope or other additional material adverse nature than the restrictions reasonably associated with (A) the terms of those agreements, covenants and restrictions that you have brought to Boston Scientific's attention referenced in sub-clause (2) above or (B) any alleged breach of fiduciary, contractual or other statutory obligation owing to your previous employers.

INDEMNIFICATION
In addition to your rights under the Indemnification Agreement identified above, Boston Scientific has agreed to indemnify you as provided for in Annex A.
BOSTON SCIENTIFIC REPRESENTATIONS
Boston Scientific represents and warrants to you, as of the date hereof, that; (1) the execution, delivery and performance of this Letter by Boston Scientific has been duly authorized by all necessary corporate action, (2) the officer signing this Letter on behalf of Boston Scientific is duly authorized to do so, and (3) upon the execution and delivery of this irrevocable Letter, and until this Letter lapses according to its terms, this Letter is a valid and binding obligation of Boston Scientific enforceable against it in accordance with its terms.
MISCELLANEOUS
409A Matters
References under this offer to your termination of employment shall be deemed to refer to the date upon which you have experienced a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent any reimbursements or in-kind benefits due to you under this offer constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).
Notwithstanding any provisions of this offer to the contrary, if you are a “specified employee” (within the meaning of Section 409A of the Code and the regulations thereunder and determined pursuant to procedures adopted by Boston Scientific) and you experience a “separation from service” (including, if applicable, in respect of your position as a member of the Board) after the Hire Date and if any portion of the payments or benefits to be received by you upon such a “separation from service” would be considered deferred compensation under Section 409A of the Code, amounts that would otherwise be payable pursuant to this offer during the six-month period immediately following your separation from service and benefits that would otherwise be provided pursuant to this offer during the six-month period immediately following your separation from service shall instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date of your separation from service or (ii) your death.
Terms, Governing Law and Jurisdiction
You and the Company acknowledge that this offer (together with any attachments hereto and agreements referenced herein) constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes any other prior agreement or other understanding, whether oral or written, express or implied, between you and the Company concerning, related to or otherwise in connection with, the subject matter hereof and that, following the Hire Date, no such prior agreement or understanding shall be of any further force or effect.  To the extent the terms of this offer are inconsistent with any plan, program, practice or other agreement of the Company and applicable to you, and as in effect from time to time, the terms of this offer shall control unless specifically provided otherwise in writing by reference to this offer and signed by you and Company.
This offer shall be governed by, and construed and enforced in accordance with the substantive laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

Each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the state and federal courts located in Suffolk County, Massachusetts in connection with any proceeding arising out of or relating to this offer or the transactions contemplated hereby and waives any objection to venue in Suffolk County, Massachusetts. In addition, each of the parties hereto hereby waives trial by jury in connection with any claim or proceeding arising out of or relating to this offer or the transactions contemplated hereby.
ACCEPTANCE
This offer letter is contingent upon the following:
 An acceptance no later than September 21, 2011;
 Your signing of the Agreement Concerning Employment.
We believe this opportunity to be a mutually-rewarding one and look forward to your contributions and continued success with Boston Scientific.
Sincerely,

Pete M. Nicholas
Chairman of the Board
Agreed to and Accepted by: ________________________________    Date: _____________

Enclosures
Agreement Concerning Employment (Exhibit A)
New Hire DSU Award (Exhibit B)
Form of Release of Claims (Exhibit C)
The Boston Scientific Corporation Executive Retirement Plan
Current Benefit Plan Literature

Annex A
In reliance on your agreements and representations in the section captioned “Prior Employment” (the “Covered Representations”), the Company agrees that (a) if you are made a party, or are threatened to be made a party, to any threatened or actual action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate or other action, suit or proceeding (a “Proceeding”) by Johnson & Johnson or its affiliates (the “Prior Employer”) or (b) if any claim, demand, request, dispute, controversy, threat, discovery request or request for testimony or information (a “Claim”) is made, or threatened to be made, by the Prior Employer, and such Proceeding or Claim results in whole or in part from your alleged breach of any fiduciary, contractual, or other statutory obligation to the Prior Employer arising out of or resulting from (i) discussions related to, or the negotiation, execution or acceptance of, this Letter or (ii) your accepting the position as President, being employed by the Company or performing the duties contemplated under this Letter, then you shall promptly be indemnified and held harmless by the Company to the fullest extent permitted by applicable law against any and all costs, expenses, damages, liabilities and losses (including, without limitation, attorneys' fees, judgments, interest, expense of investigation, penalties, fines, excise taxes or tax penalties, amounts paid or to be paid in settlement or any expenses, including attorneys' fees, incurred by you to enforce your rights under this Annex A).
For the avoidance of doubt, such indemnification and payment shall be provided or paid to you (i) so long as the Company' offer under the Letter has not lapsed without acceptance and (ii) after such acceptance, even if your employment at the Company does not commence as of the Hire Date due to such Proceeding or Claim. All such rights and obligations under this Annex A shall inure to the benefit of your heirs, executors and administrators.
The Company shall promptly advance to you all costs and expenses incurred by you in connection with any such Proceeding or Claim after receiving written notice requesting such an advance. The indemnification rights set forth in this Annex A shall be in addition to (and shall not restrict) any indemnification provisions otherwise applicable to you. You represent that there is no such Proceeding or Claim now actually pending against you which would give rise to the application of these indemnification rights.
You agree that the Company may defend you through lawyers of the Company's choosing; however, in the event that you and the Company both reasonably determine that a conflict of interest prevents the lawyers selected by the Company from representing you against a claim where the Company has agreed to provide your defense, the Company will reimburse (or advance, as provided above) the attorneys' fees you have or will incur by having to engage separate lawyers to defend yourself against that claim. In the event separate counsel must be retained, you agree that the Company shall have the right to approve your choice of counsel, such approval shall not be unreasonably withheld, and that compensation of the separate attorneys shall be for services necessary, at rates which are reasonable and competitive within the locale in which said claim is asserted.
The foregoing indemnification obligations of the Company under this Annex A shall cease to apply (effective prospectively only, and not in respect of any fees or costs incurred or obligations under any judgment or settlement (whether or not final) entered into prior to such date) in the event of your willful misconduct or the date of your initial breach of the Covered Representations.
As a condition of indemnification under this Annex A, (i) you shall give Boston Scientific prompt notice of any Claim, (ii) Boston Scientific shall be given the full opportunity to assume the defense of any such Claim, and (iii) you shall cooperate in good faith in defending any Claim.
The Company's obligations under this Annex A shall survive the termination of your employment with Boston Scientific or any termination of this Agreement by the Company before you commence employment. The Company's obligations under this Annex A shall be the sole and exclusive indemnification provisions and procedures relating to any Claim brought by the Prior Employer.

Boston Scientific Corporation
One Boston Scientific Place
Natick, MA 01760-1537

September 13, 2011
Michael F. Mahoney
324 Rumstick Road
Barrington, RI 02806

Dear Michael:
Reference is hereby made to that certain offer letter (the “Offer Letter”) dated September 6, 2011 delivered to you by Boston Scientific Corporation (“Boston Scientific” or the “Company”). This letter agreement supplements the Offer Letter as specifically provided below.
Effective as of the date hereof, (A) the “Hire Date” (as used in the Offer Letter) shall mean October 17, 2011 or such other date as the Company and you may mutually agree, (B) references to “Protocol” in the Offer Letter shall mean that certain Conflicting Products Protocol Agreement between you and the Company (as may be in effect from time to time), (C) the Company agrees to pay you an additional supplementary cash payment of $69,230.77 (less applicable withholding taxes), which will be paid at the time of your first paycheck, subject to your continued employment with Boston Scientific at such time, (D) the Company agrees that, at such time when you are paid any prorated bonus amount to which you are entitled under the Offer Letter in respect of the Company's 2011 Performance Incentive Plan (such amount, “Paid 2011 Prorated Bonus Amount”), you will receive an additional cash payment equal to the difference between (x) the prorated bonus amount to which you would have been entitled under the Offer Letter in respect of the Company's 2011 Performance Incentive Plan if your Hire Date were September 21, 2011 (and not October 17, 2011), and (y) the Paid 2011 Prorated Bonus Amount, and (E) you agree that no payments, benefits or amounts shall be due you pursuant to the first of two clauses (ii) of the second-to-last paragraph under the “Severance Related to Position” section of the Offer Letter as a result of the change to the Hire Date provided for in clause (A) herein.
Except as specifically amended hereby, the Offer Letter is and remains unmodified and in full force and effect.
Sincerely,

Pete M. Nicholas
Chairman of the Board
Agreed to and Accepted by: ________________________________    Date: _____________

Conflicting Products Protocol Agreement

1.
Boston Scientific Corporation and its affiliates (collectively, the “Company”) and the undersigned executive (the “Executive”) agree to the following Conflicting Products Protocol Agreement (the “Protocol”) with respect to the Executive's rendering of services as President in connection with certain “Conflicting Products” (as defined below). Executive acknowledges and agrees that the Company has relied upon his agreement to, and continued compliance with, the Protocol in connection with his commencement of employment, and continued employment, with the Company.

2.
Reference is made to the agreement with his former employer that Executive has brought to the attention of the Company which contains certain post-termination restrictions, dated March 22, 2007 (the “Agreement”).

3.
The Executive's position as President has been structured so that he supervises only the operating divisions set forth on Annex A (the “Annex A Businesses”) and commences supervision of those divisions according to the schedule set forth in Annex A. The Company has limited the Executive's product responsibilities to the Annex A Businesses. The Executive acknowledges that: (i) the senior executives overseeing the business operations of all businesses other than the Annex A Businesses (the “Other Businesses”) shall report to Hank Kucheman, as CEO (or his successor), and those senior executives shall have responsibility for the Company Products associated with their business units; (ii) Executive shall not supervise any employees of the Other Businesses; (iii) for so long as he is President, Executive shall report to the CEO; and (iv) Executive shall have no responsibilities with respect to the Other Businesses as specified in Section 5.

4.
In addition to the structure described in Section (3), above, as an additional precautionary measure, the Company and Executive have agreed to this Protocol, which is designed to ensure, through insulation and recusal mechanisms, that the Executive does not apply confidential information from his prior employer to which he had access during his prior employment to enhance the marketability or use of any Company product, process, machine, invention or service in existence or under development (“Company Products”) that resemble or compete with any product, process, machine, invention or service of his former employer upon which the Executive worked or for which Executive had management or oversight responsibility (“Conflicting Products”).

5.
The Company is a diversified company comprised of business units that are responsible for Company Products that are not Conflicting Products. During the Protocol Period, the Executive shall only have, with respect to any Company Products, operational responsibilities related to products that are not Conflicting Products and which are associated with the Annex A Businesses. Specifically, Executive shall not render services directly or indirectly during the Protocol Period in connection with any Other Businesses, meaning that he shall not: (a) have any operating responsibilities regarding products of Other Businesses; (b) participate in any strategic or product development decisions with respect to such Other Businesses; or (c) be involved in the marketing or sale of products by any Other Businesses. If the Company seeks to add to the Annex A Businesses any other business unit (or portion thereof) that produces Company Products that the Company contends are not Conflicting Products, or add to Annex A any new products or businesses that may subsequently be acquired and that the Company contends are not, or do not produce, Conflicting Products, the

Company shall notify Johnson & Johnson in advance in writing. Johnson & Johnson shall respond in writing within two weeks of receipt of such notice (the “Notice Period”) as to whether it objects to any such proposed change to Annex A. Executive shall not render services with respect to such additional products or business units until after the expiration of the Notice Period. The limitations set forth in this Section 5 shall be referred to as the “Section (5) Restrictions.”

As used herein, “Protocol Period” shall mean the period commencing on the Executive's employment date and continuing for so long as the Executive remains employed by the Company, but in any case not to extend past November 1, 2012.

Notices pursuant to this Section 5 shall be delivered via U.S. mail and either facsimile or e-mail to Anne O. Martinson, Esq., Senior Counsel, Law Department, Johnson & Johnson, One Johnson & Johnson Plaza, New Brunswick, NJ 08933, with a copy to Glenn A. Clark, Esq. and Edwin F. Chociey, Jr., Esq., Riker, Danzig, Scherer, Hyland & Perretti LLP, Headquarters Plaza, One Speedwell Avenue, Morristown, NJ 07962.

6.
The Company shall notify members of its senior executive team of the existence and terms of this Protocol and the Section (5) Restrictions, and instruct them (i) that the Executive shall not be asked or in any manner permitted to engage in activities or provide counsel or advice in contravention of the Section (5) Restrictions and (ii) to take appropriate measures to ensure that the Executive shall not receive e-mails, correspondence and other communications in contravention of the Section (5) Restrictions. The Executive shall at all times take all necessary action to comply with his Section (5) Restrictions as well as his other obligations hereunder, and in particular, the Executive shall affirmatively recuse himself from, and cease to have any further participation with respect to any business activity, meetings or communications in contravention of the Section (5) Restrictions.

7.
The Company has designated its Chief Compliance Officer, Jean Lance (or her successor), as the “Compliance Representative” to address any questions from the Executive or members of the Company's management regarding the Protocol. The Executive agrees to cooperate fully with the Compliance Representative and to take all necessary action recommended by the Compliance Representative in connection with the implementation and oversight of the Protocol, including compliance with any guidelines or other directives communicated by the Compliance Representative. The Compliance Representative shall not report, directly or indirectly, to Mahoney.

8.
This Protocol shall not be modified, amended or terminated in any manner without the prior written consent of the Company, the Executive and Johnson & Johnson. Except as provided for herein, or with respect to any communications between the Company and Johnson & Johnson regarding the Agreement, the terms of this Protocol shall be kept confidential.

Boston Scientific Corporation

By:______________________

Executive

By:_______________________

Dated: September __, 2011

Annex A Businesses

Products Associated with the following business operations:

1.	Cardiac Rhythm Management - responsibilities to commence October 17, 2011.

2.	Endoscopy - responsibilities to commence October 17, 2011.

3.	Neuromodulation - responsibilities to commence August 1, 2012.